Exhibit 3.27(a)

ARTICLES OF INCORPORATION
OF
G.E.C., INC.

          KNOW ALL MEN BY THESE PRESENTS:

           ARTICLE I:  The corporation hereby proposed to be organized shall be named G.E.C., Inc., by which name it shall contract and be contracted with, sue and be sued, adopt a corporate seal, and do all things necessary to conduct its business and purpose herein expressed.

          ARTICLE II:  The purpose and nature of the business which is to be transacted, promoted and carried on by this corporation shall be to transact any and all lawful business for which corporations may be incorporated under Chapter 271A or 271B of the Kentucky Revised Statutes or any subsequent amendment or modification to the Kentucky Revised Statutes.

           ARTICLE III:  The duration of this corporation shall be perpetual unless sooner dissolved.

          ARTICLE IV:  The address of the registered office and principal Office of this corporation is Upper Buffalo Road, General Delivery, Ricetown, Kentucky, 41364. The name and address of its resident process agent is David Gabbard, Upper Buffalo Road, General Delivery, Ricetown, Kentucky, 41364.

          ARTICLE V:  The total number of shares authorized to be issues will be one thousand (1,000) thousand shares. All one thousand (1,000) shares of stock will be no par value and each share of stock shall have one vote per share. There is to be no classification of stock.

           ARTICLE VI:  The name and address of the incorporator and the number of shares of stock subscribed by incorporator is shown as follows:

David Gabbard Upper Buffalo Creek Road General Delivery Ricetown, Kentucky 41364	501 Shares

          ARTICLE VII:  Not less than one director of the corporation is to be elected at the first meeting of the shareholders, to be held as soon as practical after the issuance of the Certificate of Incorporation. The Board of Directors shall have the power and authority to adopt bylaws, subject to the power of the shareholders to change or repeal such bylaws.

          The name and address of the initial director who will constitute the Board of Directors and will serve as such until the first annual meeting of the shareholders or until his successors be elected and qualified as follows:

David Gabbard Upper Buffalo Creek Road General Delivery Ricetown, Kentucky 41364

           ARTICLE VIII:  The personal liability of directors to the corporation or its shareholders is hereby eliminated except as prohibited by Statute.

           ARTICLE IX:  The general officers of this corporation shall be a President, secretary and treasurer, or such other officers as the bylaws may provide.

           ARTICLE X:  The corporation shall begin the transaction of business upon the election of the first Board of Directors by the shareholders and the Certificate of incorporation theretofore issued and duly filed.

          IN WITNESS WHEREOF, I, the incorporator, have hereunto set my hand, this 20th day of September, 1988.

/s/ David Gabbard David Gabbard

          PREPARED BY:

/s/ Kendall Robinson
Kendall Robinson
Attorney at Law
Box 34
Booneville, Kentucky 41314

STATE OF KENTUCKY COUNTY OF OWSLEY	) ) )	SCT

          I, illegible Notary Public in and for the State and County aforesaid, hereby certify the foregoing Articles of Incorporation was, on the 20th day of September, 1988, produced to me in said County and State aforesaid and acknowledged and delivered by David Gabbard, incorporator, to be his free and voluntary act and deed.

           Given under my hand, this 20th day of September, 1988.

/s/ illegible NOTARY PUBLIC - STATE AT LARGE My Commission expires: illegible